Vocera CFO Justin Spencer Accepts Leadership Role as Mission President for
The Church of Jesus Christ of Latter-day Saints

Seamless Transition Planned for Later this Year

SAN JOSE, Calif., January 29, 2021 -- Vocera Communications, Inc. (NYSE:VCRA), a recognized leader in clinical communication and workflow solutions, today announced that Chief Financial Officer Justin Spencer has been selected to serve as a mission president for The Church of Jesus Christ of Latter-day Saints and will be leaving Vocera in June to begin this new role. Mr. Spencer has been the Executive Vice President and CFO of Vocera since August 2014 and will remain with the company for the next several months to facilitate a smooth transition.

“Justin has made valuable contributions to Vocera as a key member of our executive team. His strong commitment to the company has been instrumental in driving our strategic plan and putting in place important building blocks for profitable growth,” said Brent Lang, Chairman and CEO of Vocera. “Justin’s work has ensured that we have the right teams, systems and processes in place as we embark on the next level of scale for our company.”

In 2018, Mr. Spencer was recognized for his outstanding leadership, receiving a C-Suite Award from the Silicon Valley Business Journal. As a mission president, Mr. Spencer will use his leadership skills to oversee the well-being of many full-time missionaries and lead several faith-based and community outreach efforts in the Salt Lake City area.

“Justin is a trusted partner in advancing the Vocera mission to improve the lives of patients, families and care teams around the world. I know this new endeavor is very meaningful to him, and we all wish him well as he prepares for this transition, knowing he will continue making a difference in the lives of others,” Mr. Lang said.

Vocera plans to conduct a comprehensive search for a candidate who demonstrates a similar commitment to its customers, employees, and investors during the next stage of the company’s journey to protect and connect frontline healthcare workers.

Separately, Vocera previously announced the company will report Q4 2020 results on Feb. 11, 2021. Please refer to investors.vocera.com for details.

Forward-Looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are based on limited information currently available to us and our management`s expectations, which are inherently subject to change and involve a number of risks and uncertainties.

Actual events or results may differ materially from those in any forward-looking statement due to various factors, including but not limited to, potential impacts of the COVID-19 pandemic on our operations, changes in regulations in the U.S. and other countries; the effects on government and commercial hospital customers of the federal budget and budgetary uncertainty; changes in healthcare insurance coverage and consumers’ utilization of healthcare and hospital services; our ability to achieve and maintain profitability; the demand for our various solutions in the healthcare and other markets; our lengthy and unpredictable sales cycle; our ability to offer high-quality services and support for our solutions; our ability to achieve anticipated strategic or financial benefits from our acquisitions; our ability to acquire the sole and limited source hardware and software components of our solutions; our ability to obtain the required capacity and product quality from our contract manufacturers; our ability to develop and introduce new solutions and features to existing solutions and to manage our growth; the impact of tax law reform on us or our customers; and the other factors described in our most recently filed Quarterly Report on Form 10-Q, as well as our other filings with the Securities and Exchange Commission (SEC). Our filings with the SEC are available on the Investors section of the Company’s web site at www.vocera.com. The financial and other information contained in this press release should be read in conjunction with the financial statements and notes thereto included in our filings with the SEC. Our operating results for any historical period, including the fourth quarter of 2020, are not necessarily indicative of our operating results for any future periods. This press release speaks only as of its date. We assume no obligation to update the information in this press release, to revise any forward-looking statements, or to update the reasons actual events or results could differ materially from those anticipated in forward-looking statements.

About Vocera
The mission of Vocera Communications, Inc. is to simplify and improve the lives of healthcare professionals, patients, and families while enabling hospitals to enhance quality of care and operational efficiency and humanize the healthcare experience. In 2000, when the company was founded, we began to forever change the way care teams communicate. Today, Vocera offers the leading platform for improving clinical communication and workflow. More than 2,100 facilities worldwide, including nearly 1,700 hospitals and healthcare facilities, have selected our solutions. Care team members use our solutions to communicate and collaborate with co-workers by securely texting or calling, and to be notified of important alerts and alarms. They can choose the right device for their role or task, including smartphones or our hands-free, wearable Vocera Smartbadge and Vocera Badge. They can create a richer, more human connection for patients and their loved ones before, during, and after care using Vocera Ease applications. Interoperability between the Vocera Platform and more than 150 clinical and operational systems helps reduce alarm fatigue; speed up staff response times; and improve patient care, safety, and experience. In addition to healthcare, Vocera solutions are found in luxury hotels, aged care facilities, retail stores, schools, power facilities, libraries, and more. Vocera solutions make mobile workers safer and more effective by enabling them to connect instantly with other people and access resources or information quickly. Vocera has made the list of Forbes 100 Most Trustworthy Companies in America, and the Vocera Smartbadge was named to TIME’s list of the 100 Best Inventions of 2020. Learn more at www.vocera.com, and follow @VoceraComm and @VoceraEase on Twitter.

Vocera® and the Vocera logo are trademarks of Vocera Communications, Inc. registered in the United States and other jurisdictions. All other trademarks appearing in this release are the property of their respective owners.

CONTACT:
Sue Dooley
Vocera Communications, Inc.
408-882-5971
sdooley@vocera.com